Exhibit 99.1

Contacts:
Medivation, Inc.	WCG
Patrick Machado, Chief Business Officer	Joey Fleury
(415) 829-4101	(415) 946-1090

MEDIVATION REPORTS THIRD QUARTER 2010

FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time —

SAN FRANCISCO, November 5, 2010 – Medivation, Inc. (NASDAQ: MDVN) today provided a corporate update and reported its financial results for the third quarter ended September 30, 2010.

“In the third quarter, we began the expansion of our MDV3100 development program into earlier stage patients with the initiation of the Phase 3 PREVAIL trial, which is enrolling men with advanced prostate cancer who have not yet received chemotherapy. Additionally, we believe that the positive interim analysis of the abiraterone Phase 3 study is a net positive for MDV3100, as it provides further clinical validation for the importance of the androgen receptor signaling pathway in advanced prostate cancer,” said David Hung, MD, president and chief executive officer of Medivation. “Together with our partner Pfizer, we continue to investigate dimebon’s potential clinical benefit in the ongoing Phase 3 HORIZON trial in Huntington disease and the ongoing Phase 3 CONCERT trial in mild-to-moderate Alzheimer’s disease patients who are taking donepezil. We remain on track to complete enrollment in the CONCERT trial this year and look forward to announcing top-line results from the HORIZON trial in the first half of 2011.”

Recent Accomplishments and Anticipated Milestones

MDV3100

•

Initiated the Phase 3 PREVAIL trial evaluating MDV3100 in men with advanced prostate cancer who have not yet received chemotherapy. This randomized, double-blind, placebo-controlled, multi-national Phase 3 trial is expected to enroll approximately 1,700 patients globally.

•

Continued to enroll patients in the AFFIRM trial and expect to complete patient accrual on November 15, 2010. This randomized, double-blind, placebo-controlled Phase 3 trial is evaluating MDV3100 in men with advanced prostate cancer who have been previously treated with docetaxel-based chemotherapy.

•	On track to initiate two new MDV3100 trials in earlier-stage prostate cancer this year: a Phase 2 head-to-head trial comparing MDV3100 with bicalutamide; and a Phase 2 trial in hormone-naïve patients.

•

The Proceedings of the National Academy of Sciences (PNAS) published a paper showing the preclinical efficacy of MDV3100 against splice variants, which are mutated forms of the androgen receptor that may be associated with the development of prostate cancer resistance to hormone therapy.

Dimebon (latrepirdine)

•

On track to report top-line data from HORIZON in the first half of 2011. This six-month, randomized, double-blind, placebo-controlled Phase 3 trial is evaluating dimebon’s potential benefits on cognition and global function in patients with Huntington disease.

•

Continued to enroll patients in CONCERT and expect to complete patient accrual on November 30, 2010. This 12-month randomized, double-blind, placebo-controlled Phase 3 clinical trial in patients with mild-to-moderate Alzheimer’s disease is evaluating the potential efficacy of dimebon when added to ongoing treatment with donepezil.

Corporate

•	Were awarded a $733,000 research and development grant under the Internal Revenue Service’s Therapeutic Discovery Project Credit Program.

Third Quarter 2010 Financial Results

Revenue for the third quarter of 2010 was $14.4 million, consisting of partial recognition of the non-refundable up-front payments to date from the Company’s corporate partners Pfizer and Astellas. These payments were recorded as deferred revenue upon receipt and are being recognized as revenue on a straight-line basis over the estimated performance period of the Company’s obligations under the applicable collaboration agreement.

Total operating expenses for the third quarter of 2010 were $21.1 million, compared with $27.6 million for the same period in 2009. These figures are net of cost-sharing payments from the Company’s corporate partners of $17.9 million and $4.2 million in the third quarters of 2010 and 2009, respectively, and include non-cash stock-based compensation expense of $3.3 million and $2.5 million, respectively.

For the nine months ended September 30, 2010, total operating expenses were $77.7 million, compared with $73.8 million for the same period in 2009. These figures are net of cost-sharing payments from the Company’s corporate partners of $41.5 million and $16.2 million in the nine months ended September 30, 2010 and 2009, respectively, and include non-cash stock-based compensation expense of $10.0 million and $7.7 million, respectively.

Income tax benefit for the third quarter of 2010 was $1.5 million, compared with income tax expense of $2.8 million in the comparable period of 2009. For the nine months ended September 30, 2010, income tax benefit was $1.5 million, compared with income tax expense of $4.5 million in the prior year period.

Medivation reported a net loss for the quarter ended September 30, 2010, of $5.4 million, or $0.16 per share, compared with a net loss of $14.0 million, or $0.42 per share, for the same period in 2009. For the nine months ended September 30, 2010, the net loss was $30.1 million, or $0.88 per share, compared with a net loss of $28.5 million, or $0.90 per share, for the same period in 2009.

Cash, cash equivalents and short-term investments at September 30, 2010, totaled $211.5 million, compared with $278.2 million at December 31, 2009 and $233.3 million at June 30, 2010.

Financial Outlook

Medivation expects that its existing cash resources are adequate to fund its currently budgeted operations beyond 2012. By the end of 2012, the Company expects to have reported top-line data from the Phase 3 CONCERT trial in mild-to-moderate Alzheimer’s disease, the Phase 3 HORIZON trial in Huntington disease and the Phase 3 AFFIRM trial in advanced prostate cancer patients who have failed chemotherapy.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website at www.medivation.com. A replay also will be available for 30 days following the live call.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partners Pfizer and Astellas, Medivation currently has investigational drugs in Phase 3 development to treat advanced prostate cancer, mild-to-moderate Alzheimer’s disease and Huntington disease. For more information, please visit us at www.medivation.com.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates, the potential completion of patient enrollment in ongoing clinical trials, the potential initiation of new clinical trials and the potential conduct of an interim analysis in the AFFIRM study, the anticipated timing of announcement of top-line data from ongoing clinical trials and other statements with respect to future clinical trial results, the therapeutic and commercial potential of Medivation’s product candidates, the continued effectiveness of, and continuing activities under, Medivation’s collaboration agreements with Pfizer and Astellas and the potential sufficiency of Medivation’s cash resources, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, including the risk that adverse or inconclusive clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s dimebon development activities and the risk that positive results seen in our prior clinical trials may not be predictive of the results of our ongoing clinical trials, difficulties or delays in enrolling and retaining patients in Medivation’s current and planned clinical trials, including as a result of the availability of competing treatments or clinical trials of competing drugs for the same indication, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Pfizer and Astellas for the development of dimebon and MDV3100, respectively, including the risk that Pfizer could elect to unilaterally terminate the dimebon collaboration agreement with Medivation at its election at any time, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreements, the manufacturing of Medivation’s product candidates, including Medivation’s dependence on Pfizer for the manufacture of all clinical requirements of dimebon, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended September 30, 2010, filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements follow~

MEDIVATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Collaboration revenue	$14,350	$16,341	$45,876	$49,021

Operating expenses:
Research and development	15,633	21,530	59,470	54,851
Selling, general and administrative	5,454	6,034	18,267	18,950

Total operating expenses	21,087	27,564	77,737	73,801

Loss from operations	(6,737)	(11,223)	(31,861)	(24,780)

Other income (expense), net	(174)	96	245	813

Net loss before income tax	(6,911)	(11,127)	(31,616)	(23,967)

Income tax benefit (expense)	1,468	(2,846)	1,468	(4,538)

Net loss	$(5,443)	$(13,973)	$(30,148)	$(28,505)

Basic and diluted net loss per common share	$(0.16)	$(0.42)	$(0.88)	$(0.90)

Weighted average common shares used in the calculation of basic and diluted net loss per share	34,570	33,468	34,198	31,588

MEDIVATION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$159,936	$57,463
Short-term investments	51,562	220,781
Receivable from collaboration partners	17,865	6,490
Prepaid expenses and other current assets	12,256	9,343

Total current assets	241,619	294,077
Property and equipment, net	925	1,092
Restricted cash	843	843
Other non-current assets	918	678

Total assets	$244,305	$296,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,482	$4,840
Accrued expenses	22,612	12,054
Deferred revenue	57,225	86,570
Other current liabilities	158	800

Total current liabilities	85,477	104,264

Deferred revenue, net of current	150,067	166,598
Other non-current liabilities	978	554

Total liabilities	236,522	271,416

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 50,000,000 shares authorized; issued and outstanding 34,571,329 shares at September 30, 2010 and 33,823,062 at December 31, 2009	346	338
Additional paid-in capital	214,995	202,361
Accumulated other comprehensive gain (loss)	3	(12)
Accumulated deficit	(207,561)	(177,413)

Total stockholders’ equity	7,783	25,274

Total liabilities and stockholders’ equity	$244,305	$296,690